================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                         THERMADYNE HOLDINGS CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                 $0.01 PAR VALUE
                         (Title of Class of Securities)

                                 --------------

                                    883435109
                                 (CUSIP Number)

                       Donaldson, Lufkin & Jenrette, Inc.
                       (Name of Persons Filing Statement)

                              George R. Bason, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                             Tel. No.: 212 450 4340
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                               December 22 , 1999
                     (Date of Event which Requires Filing of
                                 this Statement)

                                 --------------


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[ ]

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                                  Page 1 of 86

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 2 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Merchant Banking Partners II, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             2,141,172

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             2,141,172

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,141,172 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        55.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 3 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Merchant Banking Partners II-A, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             85,271

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             85,271

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        85,271 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        2.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 4 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Millennium Partners - A, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             6,752

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             6,752

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,752 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 5 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Millennium Partners, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             34,621

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             34,621

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        34,621 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.0% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 6 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ EAB Partners, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             9,614

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             9,614

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,614 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.3% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 7 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Offshore Partners II, C.V.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles
                                         7   SOLE VOTING POWER

                                             105,292

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             105,292

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        105,292 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        2.9% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 8 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Merchant Banking II, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             2,382,722

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             2,382,722

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,382,722 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.1% - See Item 5

   14   TYPE OF REPORTING PERSON*

        OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                   Page 9 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Merchant Banking II, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             2,382,722

         NUMBER OF SHARES                8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON                 3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             2,382,722

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,382,722 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        61.1% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 10 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Diversified Partners, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             125,183

         NUMBER OF SHARES                8   SHARED VOTING POWER
      BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                  3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             125,183

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        125,183 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.5% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 11 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Diversified Partners-A, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             46,489

         NUMBER OF SHARES                8   SHARED VOTING POWER
      BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                  3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             46,489

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        46,489 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.3% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 12 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Diversified Associates LP

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             171,672

         NUMBER OF SHARES                8   SHARED VOTING POWER
      BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                  3,399,089
               WITH
                                         9   SOLE DISPOSITIVE POWER

                                             171,672

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        171,672 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.8% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 13 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Diversified Partners, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             171,672

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             171,672

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        171,672 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.8% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 14 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ First ESC, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             4,120

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             4,120

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,120 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.1% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 15 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ ESC II, L.P.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             403,770

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             403,770

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        403,770  - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        11.1% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 16 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ LBO Plans Management Corporation

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             417,504

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             417,504

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        417,504 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        11.3% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 17 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJMB Funding II, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             387,437

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             387,437

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        387,437 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        10.6% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 18 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Capital Investors, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             3,399,089

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             3,399,089

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,399,089 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        84.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 19 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        UK Investment Plan 1997 Partners

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             49,368

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             49,368

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        49,368 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 20 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        UK Investment Plan 1997, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        OO

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             49,368

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             49,368

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        49,368 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 21 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Donaldson Lufkin & Jenrette, Inc.

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             3,399,089

                                         8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY                  3,399,089
      EACH REPORTING PERSON
               WITH                      9   SOLE DISPOSITIVE POWER

                                             3,399,089

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,399.089 - See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        84.4% - See Item 5

   14   TYPE OF REPORTING PERSON*

        HC, CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 22 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc. (f/k/a The Equitable Companies Incorporated)

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
                                         7   SOLE VOTING POWER

                                             See Item 5

                                         8   SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                     9   SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        CO, HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 23 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
           NUMBER OF SHARES
         BENEFICIALLY OWNED BY               See Item 5
         EACH REPORTING PERSON
                 WITH                   9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 24 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Finaxa

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
               WITH                     9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 25 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
               WITH                     9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 26 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
               WITH                     9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 27 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 28 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle (f/k/a Alpha Assurances Vie Mutuelle)

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        France
                                         7   SOLE VOTING POWER

                                             See Item 5

                                         8   SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                     9   SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 29 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Claude Bebear, as AXA Voting Trustee

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
               WITH                     9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 30 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Patrice Garnier, as AXA Voting Trustee

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of France
                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 See Item 5
       EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

        CUSIP No. 883435109                                  Page 31 of 31 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Henri de Clermont - Tonnerre, as AXA Voting Trustee

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

    3   SEC USE ONLY

    4   SOURCE OF FUNDS*

        N/A

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of France
                                         7   SOLE VOTING POWER

                                             See Item 5

                                         8   SHARED VOTING POWER
           NUMBER OF SHARES
         BENEFICIALLY OWNED BY               See Item 5
         EACH REPORTING PERSON
                 WITH                    9   SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5 (not to be construed as an admission of beneficial ownership)

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5

   14   TYPE OF REPORTING PERSON*

        IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         Item 1.  Security and Issuer.

         The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of Thermadyne Holdings Corporation, a Delaware corporation ("Thermadyne"). The principal executive offices of Thermadyne are located at 101 S. Hanley Rd. Ste. 300, St. Louis, MO 63105.

         Item 2.  Identity and Background.

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (2) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A");
(3) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (6) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (7) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"); (10) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates");
(12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC");
(14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJMB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners"); (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (21) AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), a Delaware corporation ("AXA Financial"); (22) AXA, a societe anonyme organized under the laws of France; (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France;
(26) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (27) AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), a mutual insurance company organized under the laws of France; and (28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

         Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, ESC, and ESC II are collectively referred to as the "DLJ Funds".

         Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

         EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

         Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

         MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

         MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

         Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

         Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

         Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

         ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

         LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

         Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

         DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

         1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners II. Plan 1997 and DLJ are each general partners of 1997 Partners.

         Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

         DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

         AXA Financial is a Delaware corporation and is a holding company. As of June 30, 1999, AXA Financial owns, directly or indirectly, 70.5% of DLJ.

         AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of October 1, 1999, approximately 58% of the outstanding common stock of AXA Financial was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over AXA Financial and certain of its insurance subsidiaries, the voting shares of AXA Financial capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to AXA Financial As of June 30, 1999, AXA directly owned 1.5% of DLJ.

         Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of October 1, 1999, Finaxa controlled directly and indirectly approximately 20.3% of the issued ordinary shares (representing approximately 32.1% of the voting power) of AXA.

         Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of October 1, 1999, the Mutuelles AXA, as a group, control approximately 61.7% of the issued shares (representing approximately 72.3% of the voting power) of Finaxa and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. As of October 1, 1999, the Mutuelles AXA, in addition to their indirect beneficial ownership of AXA's ordinary shares through Finaxa, directly beneficially owned approximately 3.1% of the ordinary shares (representing approximately 4.9% of the voting power, of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

         Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of AXA Financial capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on
Schedule I attached hereto.

         The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

         The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

         The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of AXA Financial, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through N, respectively, attached hereto.

         During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through N attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         Item 3.  Source and Amount of Funds or Other Consideration.

         On December 22, 1999, the DLJ Funds purchased, for an aggregate purchase price of $25,000,000 purchased, pursuant to a Subscription Agreement ("Subscription Agreement") among Thermadyne, Thermadyne Mfg. LLC and the DLJ Funds (attached as Exhibit 3 hereto) dated December 22, 1999, warrants to purchase 436,965 Shares ("Warrants") and a principal amount of $25,000,000 Junior Subordinated Notes due 2009 (the "Notes") of Thermadyne Mfg. LLC (a specimen of which is attached as an exhibit to the Subscription Agreement). Each Warrant (a specimen of which is attached as an exhibit to the Subscription Agreement) is exercisable at a price of $0.01 per Warrant Share (subject to adjustment).

         Item 4.  Purpose of Transaction.

         The DLJ Funds invested additional capital in Thermadyne and Thermadyne Mfg. LLC which will be used for general corporate purposes.

         Item 5.  Interest in Securities of the Issuer.

         (a) and (b) The DLJ Entities, for the purposes of Rule 13d-3 promulgated under the Exchange Act, may be deemed to beneficially own, 3,339,089 Shares, representing approximately 84.4% of the outstanding Shares of Thermadyne. Refer to Exhibit 5 for the aggregate number and percentage of Shares beneficially owned by each DLJ Entity and the voting and dispositive power of each DLJ Entity.

         (c) No transactions in the Shares have been effected by the DLJ Funds, any other person controlling the DLJ Funds, or to the best of its knowledge, any of the persons named in Schedules A through N since October 23, 1999.

         (d) Inapplicable.

         (e) Inapplicable.

         As the sole stockholder of DLJCI and UKIP 1997 INC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be owned beneficially by each of DLJCI and UKIP 1997 INC. Because of AXA Financial's ownership of DLJ, AXA Financial may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and AXA Financial disclaims beneficial ownership of the Shares.

         Because of AXA's ownership interest in AXA Financial, and the AXA Voting Trustees' power to vote the AXA Financial shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA Financial may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Shares.

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         See response to Item 3.

         Thermadyne, Thermadyne Mfg. LLC (the "Subsidiary") and the DLJ Funds have entered into a Registration Rights Agreement, attached as Exhibit 4 and incorporated by reference, which grants the DLJ Funds certain rights with respect to registration under the Securities Act of 1933, as amended (the "Act"). Under the terms of the Registration Rights Agreement, at any time after Thermadyne has filed its annual report on Form 10-K for the year ended December 31, 1999, the holders of 50% or more of the Notes or Warrants may demand Thermadyne or the

Subsidiary, as the case may be, to effect a registration of the Notes or Warrants under the Act. Thermadyne is obliged to effect one demand registration for the Warrants and the Subsidiary is obliged to effect up to two demand registrations for the Notes. If any Warrants are included in a demand registration, Thermadyne shall prepare a shelf registration statement under Rule 415 of the Act permitting the resale of Warrants and the shares issuable upon exercise of the warrants ("Warrant Shares") and shall use its best efforts to cause the warrant shelf registration statement to be declared effective within 90 days of the time such demand registration is effected. Thermadyne shall keep the warrant shelf registration statement effective until the earlier of (i) two years following the date as of which no Warrants remain outstanding and (ii) if all of the Warrants expire unexercised, December 15, 2009.

         Thermadyne's registration obligations in respect of the Warrants shall expire on the earlier of (i) the date on which each Warrant or Warrant Share has been disposed of in accordance with a warrant registration statement or when such Warrant Share is issued upon exercise of a Warrant in accordance with a registration statement and (ii) the date on which each Warrant or Warrant Share is distributed to the public pursuant to Rule 144 under the Act. The Subsidiary's registration obligations in respect of the Notes shall expire on the earlier of (i) the date on which each Note has been disposed in accordance with a note registration statement and (ii) the date on which each Note is distributed to the public pursuant to Rule 144 under the Act.

         The Registration Rights Agreement also grants "piggy-back" rights to the DLJ Funds to participate in certain registration statements filed by Thermadyne in respect of any equity securities of Thermadyne. The Registration Rights Agreement also contains a "lock-up" provision pursuant to which the DLJ Funds may be restricted from transferring Notes or Warrants in public sales during an underwriter's public offering of Notes or Warrants.

         Except for the agreements described in this Schedule 13D, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Thermadyne, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

         A copy of each of the Subscription Agreement dated as of December 22, 1999 and the Registration Rights Agreement dated as of December 22, 1999 are attached hereto as Exhibits 3 and 4, respectively, and are incorporated herein by reference. The summaries of the terms of the Subscription Agreement and the Registration Rights Agreement set forth herein are qualified in their entirety by reference to Exhibits 3 and 4, respectively.

         Item 7.  Material to be Filed as Exhibits.

         Exhibit 1: Joint filing agreement among the Reporting Persons (Previously filed with the Schedule 13D on March 12, 1998).

         Exhibit 2: Powers of Attorney (Previously filed with the Schedule 13D on March 12, 1998).

         Exhibit 3: Subscription Agreement dated as of December 22, 1999 among Thermadyne Holdings Corporation, Thermadyne Mfg. LLC and the DLJ Funds.

         Exhibit 4: Registration Rights Agreement dated as of December 22, 1999 among Thermadyne Holdings Corporation, Thermadyne Mfg. LLC and the DLJ Funds.

         Exhibit 5: Schedule of Reporting Person's holdings.

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Merchant Banking Partners II, L.P.

                                   By   DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Merchant Banking Partners II-A, L.P.

                                   By   DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Millennium Partners, L.P.

                                   By  DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Millennium Partners -A, L.P.

                                   By  DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ EAB Partners, L.P.

                                   By  DLJ LBO Plans Management Corporation
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Offshore Partners II, C.V.

                                   By   DLJ Merchant Banking II, Inc.,
                                        as Advisory General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Merchant Banking II, LLC

                                   By   DLJ Merchant Banking II, Inc.,
                                        as Managing Member


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Merchant Banking II, Inc.


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Diversified Partners, L.P.

                                   By   DLJ Diversified Partners, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Diversified Partners-A, L.P.

                                   By   DLJ Diversified Partners, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Diversified Associates, L.P.

                                   By   DLJ Diversified Partners, Inc.,
                                        as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Diversified Partners, Inc.


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ First ESC, L.P.


                                   By DLJ LBO Plans Management Corporation,
                                      as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ ESC II, L.P.


                                   By DLJ LBO Plans Management Corporation,
                                      as Managing General Partner


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ LBO Plans Management Corporation


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJMB Funding II, Inc.


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   DLJ Capital Investors, Inc.


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   UK Investment Plan 1997 Partners

                                   By  UK Investment Plan 1997, Inc.


                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   UK Investment Plan 1997, Inc.



                                   By: /s/ Ivy Dodes
                                       -----------------------------------------
                                       Name:  Ivy Dodes
                                       Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   Donaldson, Lufkin & Jenrette, Inc.


                                   By: /s/ Marjorie White
                                       -----------------------------------------
                                       Name:  Marjorie White
                                       Title: Vice President and Secretary

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   AXA Financial, Inc.


                                   By: /s/ Alvin H. Fenichel
                                       -----------------------------------------
                                       Name:  Alvin H. Fenichel
                                       Title: Senior Vice President and
                                              Controller

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2000

                                   AXA
                                   Finaxa
                                   AXA Assurances I.A.R.D. Mutuelle
                                   AXA Assurances Vie Mutuelle
                                   AXA Courtage Assurance Mutuelle
                                   AXA Conseil Vie Assurance Mutuelle
                                   Claude Bebear, as AXA Voting Trustee
                                   Patrice Garnier, as AXA Voting Trustee
                                   Henri de Clermont-Tonnerre, as AXA Voting
                                      Trustee

                                   Signed on behalf of each of the above


                                   By: /s/ Alvin H. Fenichel
                                       -----------------------------------------
                                       Name: Alvin H. Fenichel
                                       Title: Attorney-in-fact

                                                                      Schedule A
                        Executive Officers and Directors
                                       of
                          DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Nicole S. Arnaboldi        Managing Director

*    Thompson Dean              Managing Director

*    Peter T. Grauer            Managing Director

*    David L. Jaffe             Managing Director

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating Officer

*    Karl R. Wyss               Managing Director

     Mark A. Competiello        Vice President and Tax Manager

     Stuart S. Flamberg         Vice President and Director of Taxes

     Carlos Garcia              Managing Director

     Charles J. Hendrickson     Treasurer

     Michael S. Isikow          Vice President

     Edward A. Poletti          Senior Vice President and Controller

     George Varughese           Managing Director and Assistant Secretary

     Marjorie S. White          Secretary

----------------------
*    Director

                                                                      Schedule B
                        Executive Officers and Directors
                                       of
                         DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer; Managing Director and Chief
                                Operating Officer, DLJ Merchant Banking II,
                                Inc.

*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.

     Nicole S. Arnaboldi        Managing Director

     Mark A. Competiello        Vice President and Tax Manager

     Thompson Dean              Managing Director

     Ivy B. Dodes               Vice President

     Stuart S. Flamberg         Director of Taxes

     Peter T. Grauer            Managing Director

     Charles A. Hendrickson     Treasurer

     Michael S. Isikow          Vice President

     David L. Jaffe             Managing Director

     Steven E. Lebow            Managing Director

     Edward A. Poletti          Vice President and Controller

     Susan Schnabel             Managing Director

     Barry A. Sholem            Managing Director

     Yves B. Sisteron           Managing Director

     Osamu Watanabe             Vice President

     David R. Weil              Managing Director

     Marjorie S. White          Secretary

     Karl R. Wyss               Managing Director

------------
*    Director

                                                                      Schedule C
                        Executive Officers and Directors
                                       of
                             DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Anthony F. Daddino         President; Executive Vice President and Chief
                                Financial Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

*    Charles J. Hendrickson     Treasurer; Senior Vice President and Treasurer,
                                Donaldson, Lufkin & Jenrette, Inc.

*    Marjorie S. White          Secretary; Vice President and Secretary,
                                Donaldson, Lufkin & Jenrette, Inc.

     Mark A. Competiello        Vice President and Tax Manager

     Ivy B. Dodes               Vice President

     Stuart S. Flamberg         Vice President and Director of Taxes

------------
*    Director

                                                                      Schedule D
                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Anthony F. Daddino         President; Executive Vice President and Chief
                                Financial Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

*    Vincent DeGiaimo           Vice President; Senior Vice President and
                                Managing Director, Donaldson, Lufkin &
                                Jenrette, Inc.

*    Marjorie S. White          Vice President and Secretary; Vice President,
                                Donaldson, Lufkin & Jenrette, Inc.

     Mark A. Competiello        Vice President and Tax Manager

     Ivy B. Dodes               Vice President and Assistant Secretary

     John S. Ficara             Vice President

     Stuart S. Flamberg         Director of Taxes

     Charles J. Hendrickson     Treasurer

     Matthew Kelly              Vice President

     Edward A. Poletti          Vice President and Treasurer

     Osamu Walanabe             Vice President and Treasurer

     Arthur Zuckerman           Vice President

------------
*    Director

                                                                      Schedule E
                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    John S. Chalsty            Chairman; Chairman, Donaldson, Lufkin &
                                Jenrette, Inc.

*    Hamilton E. James          Chief Executive Officer; Chairman, Banking
                                Group, Managing Director, Donaldson, Lufkin
                                & Jenrette, Inc.

*    Joe L. Roby                Chief Operating Officer; President and Chief
                                Executive Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

*    Anthony F. Daddino         Executive Vice President; Executive Vice
                                President and Chief Financial Officer,
                                Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White          Secretary

     Charles J. Hendrickson     Treasurer

     Stuart S. Flamberg         Director of Taxes

     Mark A. Competiello        Vice President and Tax Manager

------------
*    Director

                                                                      Schedule F
                        Executive Officers and Directors
                                       of
                          UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Stuart S. Flamberg         Vice President and Director of Taxes; Senior
                                Vice President and Director of Taxes,
                                Donaldson, Lufkin & Jenrette, Inc.

*    Mark A. Competiello        Vice President and Tax Manager; Senior Vice
                                President and Tax Manager, Donaldson, Lufkin
                                & Jenrette, Inc.

     Anthony F. Daddino         President; Executive Vice President and Chief
                                Financial Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

     Ivy B. Dodes               Vice President

     Charles J. Hendrickson     Treasurer

     Edward A. Poletti          Vice President

     Osamu Walanabe             Vice President

     Marjorie S. White          Vice President, Secretary and Treasurer; Vice
                                President and Secretary, Donaldson, Lufkin &
                                Jenrette, Inc.

------------
*    Director

                                                                      Schedule G
                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

*    John S. Chalsty                 Chairman

*    Joe L. Roby                     President and Chief Executive Officer

*    Henri de Castries (1)           Senior Executive Vice President
     AXA                             Financial Services and Insurance
     23, avenue Matignon             Activities in the United States, United
     75008 Paris, France             Kingdom, Benelux, Northern and
                                     Eastern Europe

*    Denis Duverne (1)               Senior Vice President - International
     AXA                             Life, AXA
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                    Chairman and Chief Executive Officer,
     LH Research                     LH Research (research)
     152 East 38th Street
     New York, New York 10016-2605

*    Henri G. Hottinguer (3)         Chairman of Financier Hottinguer
     Financiere Hottinguer           (banking)
     43, rue Taitbout
     75009 Paris, France

*    W. Edwin Jarmain (2)            President, Jarmain Group Inc. (private
     Jarmain Group Inc.              investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                 Retired
     19880 NW Nestucca Drive
     Portland, Oregon 97229

*    Edward D. Miller                President and Chief Executive Officer,
     1290 Avenue of the Americas     AXA Financial, Inc.
     New York, New York 10104

Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

*    W. J. Sanders, III              Chairman and Chief Executive Officer,
     Advanced Micro Devices, Inc.    Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA 94086

*    Stanley B. Tulin                Executive Vice President and Chief
                                     Financial Officer, AXA Financial, Inc.

*    John C. West                    Chairman, Siebels Bruce Group, Inc.
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC 29928

*    Hamilton E. James               Chairman, Banking Group

*    Richard S. Pechter              Chairman, Financial Services Group

*    Anthony F. Daddino              Executive Vice President and Chief
                                     Financial Officer

*    David DeLucia                   Head, Fixed Income Division

*    Stuart M. Robbins               Managing Director, Global Institutional
                                     Equities Group

*    Jane Mack Gould                 Senior Vice President and Portfolio
                                     Manager, Alliance

*    Michael Hegarty                 Vice Chairman and Chief Operating
                                     Officer, AXA Financial, Inc.

----------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland

                                                                      Schedule H
                        Executive Officers and Directors
                                       of
                             AXA Financial, Inc.(1)

      The names of the Directors and the names and titles of the Executive Officers of AXA Financial, Inc. ("AXA Financial") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXA Financial at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Financial and each individual is a United States citizen.


     Name, Business Address                      Present Principal Occupation
     ----------------------                      ----------------------------
*    Claude Bebear (1)                           Chairman of the Executive Board, AXA
     AXA
     23, avenue Matignon
     75008 Paris, France

*    John S. Chalsty                             Chairman, Donaldson, Lufkin & Jenrette, Inc.
     Donaldson, Lufkin & Jenrette, Inc.
     277 Park Avenue
     New York, NY  10172

*    Francoise Colloc'h (1)                      Senior Executive Vice President, Group Human
     AXA                                         Resources and Communications, AXA
     23, avenue Matignon
     75008 Paris, France

*    Henri de Castries (1)                       Chairman of the Board; Senior Executive Vice
     AXA                                         President, Financial Services and Insurance
     23, avenue Matignon                         Activities in the United States, United
     75008 Paris, France                         Kingdom, Benelux, Northern and Eastern
                                                 Europe, AXA

*    Joseph L. Dionne                            Chairman of the Board, The McGraw-Hill
     The McGraw-Hill Companies                   Companies (publishing)
     1221 Avenue of the Americas
     New York, NY  10020

*    Jacques Friedmann (1)                       Chairman of the Supervisory Board,
     AXA                                         AXA
     9, Place Vendome
     75001 Paris
     France

------------
(1) Formerly known as The Equitable Companies Incorporated

                                 Page 68 of 86


     Name, Business Address                      Present Principal Occupation
     ----------------------                      ----------------------------

     Robert E. Garber                            Executive Vice President and General Counsel;
                                                 Executive Vice President and Chief Legal
                                                 Officer, The Equitable Life Assurance Society
                                                 of the United States

*    Donald J. Greene, Esq.                      Counselor-at-Law, Of Counsel, LeBoeuf, Lamb,
     LeBoeuf, Lamb, Greene & MacRae              Greene & MacRae, L.L.P. (law firm)
     125 West 55th Street
     New York, NY 10019

*    Anthony J. Hamilton (2)                     Group Chairman and Chief Executive Officer,
     Fox-Pitt, Kelton Group Limited              Fox-Pitt, Kelton Group Limited
     35 Wilson Street                            (investment banking firm)
     London, England  EC2M 2SJ

*    John T. Hartley                             Retired Chairman and Chief Executive Officer,
     Harris Corporation                          currently Director, Harris Corporation
     1025 NASA Boulevard                         (manufacturer of electronic, telephone and
     Melbourne, FL  32919                        copying systems)

*    John H. F. Haskell, Jr.                     Director and Managing Director, SBC Warburg
     Dillon, Read & Co., Inc.                    Dillon Read, Inc. (formerly Dillon, Read &
     535 Madison Avenue                          Co., Inc.) (investment banking firm)
     New York, NY  10022

*    Michael Hegarty                             Senior Vice Chairman and Chief Operating
                                                 Officer; President and Chief Operating Officer,
                                                 The Equitable Life Assurance Society of the
                                                 United States

*    Mary R. (Nina) Henderson                    President, Bestfoods Grocery
     Bestfoods Grocery                           (food manufacturer)
     700 Sylvan Avenue
     Englewood, NJ  07632

*    W. Edwin Jarmain (3)                        President, Jarmain Group Inc. (private
     Jarmain Group Inc.                          investment holding company)
     Suite 2525
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada

*    Edward D. Miller                            President and Chief Executive Officer;
                                                 Chairman and Chief Executive Officer, The
                                                 Equitable Life Assurance Society of the United
                                                 States

                                 Page 69 of 86



     Name, Business Address                      Present Principal Occupation
     ----------------------                      ----------------------------

     Peter D. Noris                              Executive Vice President and Chief Investment
                                                 Officer; Executive Vice President and Chief
                                                 Investment Officer, The Equitable Life
                                                 Assurance Society of the United States

*    Didier Pineau-Valencienne(1)                Vice Chairman of Credit Suisse First Boston
     64, rue de Miromesnil                       (investment banking)
     75008 Paris, France

*    George J. Sella, Jr.                        Retired Chairman, President and Chief
     American Cyanamid Company                   Executive Officer, American Cyanamid
     P.O. Box 397                                Company (manufacturer of pharmaceutical
     Newton, NJ  07860                           products and agricultural products)

     Jose S. Suquet                              Executive Vice President; Senior Executive
                                                 Vice President and Chief Distribution Officer;
                                                 The Equitable Life Assurance Society of the
                                                 United States

*    Peter J. Tobin                              Dean of the College of Business
     8000 Utopia Parkway                         Administration, St. John's University
     College of Business Administration
     Bent Hall
     Jamaica, NY 11439

     Stanley B. Tulin                            Vice Chairman and Chief Financial Officer;
                                                 Vice Chairman and Chief Financial Officer,
                                                 The Equitable Life Assurance Society of the
                                                 United States

*    Dave H. Williams                            Chairman and Chief Executive Officer,
     Alliance Capital                            Alliance Capital Management Corp.
     Management Corporation                      (investment adviser)
     1345 Avenue of the Americas
     New York, NY  10105


------------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada

                                                                      Schedule I
              Members of Executive Committee and Supervisory Board
                                       of
                                       AXA

      The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                         Members of the Executive Board


     Name, Business Address               Present Principal Occupation
     ----------------------               ----------------------------

     Claude Bebear                        Chairman of the Executive Board

     Gerard de La Martiniere              Senior Executive Vice President, Chief
                                          Financial Officer

     Michel Pinault                       Senior Executive Vice President,
                                          Executive Board Secretary

                        Members of the Supervisory Board


   Name, Business Address                  Present Principal Occupation
   ----------------------                  ----------------------------

   Jacques Friedmann                       Chairman of the Supervisory Board
   9, Place Vendome
   75008 Paris, France

   Antoine Bernheim                        Chairman, Assicurazioni Generali
   Lazard Freres et Cie                    S.p.A. (insurance)
   121, boulevard Haussman
   75008 Paris, France

   Jacques Calvet                          Former Chairman of the Executive
   75, rue de Tilsitt                      Board, Peugeot S.A. (auto
   75116 Paris, France                     manufacturer)

   Henri de Clermont - Tonnerre            Chairman of the Supervisory Board,
   ERSA                                    Qualis SCA (transportation)
   90, rue de Miromesnil
   75008 Paris, France

   David Dautresme                         General Partner, Lazard Freres et Cie
   Lazard Freres et Cie                    (investment banking)
   121, boulevard Haussman
   75008 Paris, France

   Guy Dejouany                            Honorary Chairman, Compagnie
   Vivendi                                 Generale des Eaux (industry and
   General des Eaux                        services)
   52, rue d'Anjou
   75008 Paris, France

   Paul Desmarais (7)                      Chairman and Chief Executive Officer,
   Power Corporation of Canada             Power Corporation (industry and
   751, Square Victoria                    services)
   Montreal Quebec
   H3Y 3JY Canada

   Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
   Rhone-Poulenc S.A.                      Rhone-Poulenc S.A. (industry)
   25, quai Paul Doumer
   93408 Courbevoie Cedex
   France

   Michel Francois-Poncet                  Chairman of the Supervisory Board,
   3, Rue d'Antin                          Compagnie Financiere de Paribas
   75002 Paris, France                     (financial services and banking)

   Patrice Garnier                         Retired

   Name, Business Address                  Present Principal Occupation
   ----------------------                  ----------------------------

   Anthony J. Hamilton (1)                 Group Chairman and Chief Executive
   Fox-Pitt, Kelton Group Limited          of Fox-Pitt, Kelton Group Limited
   35 Wilson Street                        (finance)
   London, England EC2M 2SJ

   Henri Hottinguer (6)                    Vice Chairman, Financier Hottinguer
   Financiere Hottinguer                   (banking)
   43, rue Taitbout
   75009 Paris, France

   Richard H. Jenrette (2)                 Senior Advisor,  Donaldson, Lukfin &
   c/o Donaldson, Lukfin & Jenrette, Inc. Jenrette, Inc. (investment banking) 277 Park Avenue
   New York, New York 10172

   Henri Lachmann                          Vice Chairman and Chief Executive
   Schneider S.A.                          Officer, Schneider S.A. (electrical
   64-70 Av. Jean-Baptiste Clement         equipment)
   92646 Boulogne Cedex, France

   Gerard Mestrallet                       Chairman and Chief Executive Officer,
   Suez-Lyonnaise des Eaux                 Suez Lyonnaise des Eaux (finance)
   1, rue d'Astorg
   75008 Paris, France

   Friedel Neuber                          Chairman of the Executive Board,
   Westdeutsche Landesbank                 WestDeutsche Landesbank (banking)
   Girozentrale
   Herzogstrasse 15
   D40127 Dusseldorf, Germany

   Alfred von Oppenheim (4)                Chairman, Bank Oppenheim (banking)
   Sal Oppenheim Jr. & Cie
   Unter Sachsenrausen 4
   50667 Koln, Germany

   Michel Pebereau                         Chairman and Chief Executive Officer,
   B.N.P.                                  Banque Nationale de Paris (banking)
   16, Boulevard des Italiens
   75009 Paris, France

   Didier Pineau-Valencienne               Vice Chairman Credit Suisse First
   64, rue Miromesnit                      Boston (investment banking)
   75008 Paris, France

   Bruno Roger                             General Partner, Lazard Freres & Cie
   Lazard Freres et Cie                    (investment banking)
   121, Boulevard Haussman
   75008 Paris, France

   Name, Business Address                  Present Principal Occupation
   ----------------------                  ----------------------------

   Simone Rozes                            First Honorary President, Cour de
   2, rue Villaret de Joyeuse              Cassation (government)
   75017 Paris, France


                               Executive Officers

   Claude Bebear                           Chairman of the Executive Board
   AXA
   23, avenue Matignon
   75008 Paris, France

   Jean-Luc Bertozzi                       Executive Officer of AXA
   Tour AXA                                Assurances of I.A.R.D. Mutuelle and
   1, place des Saisons                    AXA Assurances Vie Mutuelle
   92083 Paris La Defense, France

   Donald Brydon (1)                       Senior Executive Vice President;
   AXA Investment Managers                 Chief Executive, AXA Investment
   60 Gracechurch Street                   Managers Europe
   London EC3V OHR
   U.K.

   John Chalsty (2)                        Senior Executive Vice President;
   Donaldson, Lufkin & Jenrette, Inc.      Chairman of Donaldson, Lufkin &
   277 Park Avenue                         Jenrette, Inc.
   New York, NY 10172

   Henri de Castries                       Senior Executive vice President,
   AXA                                     Financial Services and Insurance
   23, avenue Matignon                     Activities in the United States,
   75008 Paris, France                     United Kingdom, Benelux, Northern and
                                           Eastern Europe

   Francoise Collach                       Senior Executive Vice President,
   AXA                                     Group Human Resources and
   23, avenue Matignon                     Communications
   75008 Paris, France

   Jacques Deparis                         Executive Officer of AXA Courtage
   AXA Courtage                            and AXA Collectives
   26, rue Louis le Grand
   75002 Paris, France

   Michael Hegarty                         Vice Chairman and Chief Operating
   AXA Financial, Inc.                     Officer of AXA Financial, Inc. and
   1290 Avenue of the Americas             President and Chief Operating Officer
   New York, NY 10104                      of The Equitable Life Assurance
                                           Society of the United States

   Name, Business Address                  Present Principal Occupation
   ----------------------                  ----------------------------

   Tony Killen                             Senior Executive Vice President;
   National Mutual Holdings                Managing Director of National Mutual
   447 Collins Street                      Holdings
   Melbourne Victoria 3000
   Australia

   Claas Kleyboldt (4)                     Senior Executive Vice President;
   AXA Colonia Konzern                     Chairman of the Executive Board
   Gereondriesch 9-11                      AXA Colonia Konzern AB
   50670 Koln, Germany

   Gerard de La Martiniere                 Senior Executive Vice President and
   AXA                                     Chief Financial Officer
   23 avenue Matignon
   75008 Paris, France

   Edward Miller(2)                        President and Chief Executive Officer
   AXA Financial, Inc.                     of AXA Financial, Inc.; Chairman and
   1290 Avenue of the Americas             Chief Executive Officer of The
   New York, NY 10104                      Equitable Life Assurance Society of
                                           the United States

   Jean-Marie Nessi                        Chairman and Chief Executive Officer
   AXA Reassurance                         of AXA Reassurance
   39, rue de colisee
   75008 Paris, France

   Francois Pierson                        Executive Officer of AXA Conseil
   AXA Conseil                             I.A.R.D. and AXA Conseil Vie
   21, rue de Chateaudun
   75009 Paris, France

   Michel Pinault                          Senior Executive Vice President and
   AXA                                     Secretary of the Executive Board
   23, avenue Matignon
   75008 Paris, France

   Claude Tendil                           Senior Executive Vice President;
   AXA                                     Chairman and Chief Executive Officer
   23, avenue Matignon                     - French Insurance activities,
   75008 Paris, France                     international risks, transborder
                                           insurance projects

   Dave H. Williams (2)                    Senior Executive Vice-President;
   Alliance Capital                        Chairman of Alliance Capital
   1345 Avenue of the Americas             Management Corporation
   New York, NY 10105

   Name, Business Address                  Present Principal Occupation
   ----------------------                  ----------------------------

   Mark Wood(1)(3)                         Senior Executive Vice President;
   SLPH                                    Managing Director fo Sun Life &
   107 Cheapside                           Provincial Holdings (insurance)
   London EC2V 6DU
   U.K.


----------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada

                                                                      Schedule J
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


      Name, Business Address               Present Principal Occupation
      ----------------------               ----------------------------
*     Claude Bebear                        Chairman and Chief Executive Officer;
                                           Chairman of the Executive Board, AXA

      Henri de Castries                    Senior Executive Vice President, Financial
                                           Services and Insurance Activities in the United
                                           States, United Kingdom, Benelux, Northern
                                           and Eastern Europe

*     Henri de Clermont-Tonnerre           Chairman of the Supervisory Board, Qualis
      ERSA                                 SCA (transportation)
      90, rue de Miromesnil
      75008 Paris, France

*     Jean-Rene Fourtou                    Chairman and Chief Executive Officer, Rhone-
      Permanent Representative of            Poulenc S.A. (industry)
        AXA Assurances
      IA.R.D. Mutuelle
      Rhone Units
      25, quai Paul Doumer
      92408 Courbevoie Cedex
      France

*     Patrice Garnier                      Retired
      Latreaumont
      76360 Baretin, France

*     Henri Hottinguer (1)                 Vice Chairman, Financier Hottinguer (banking)
      Financiere Hottinger
      43, rue Taitbout
      75009 Paris, France

*     Paul Hottinguer (1)                  Chairman, Financier Hottinguer (banking)
      Financiere Hottinger
      43, rue Taitbout
      75009 Paris, France

                                 Page 77 of 86


      Name, Business Address               Present Principal Occupation
      ----------------------               ----------------------------

*     Henri Lachmann                       Vice Chairman and Chief Executive Officer,
      Schneider S.A.                       Schneider S.A. (electrical equipment)
      64-70, Av. Jean-Baptiste Clement
      92646 Boulogne Cedex, France

*     Andre Levy-Lang                      Chairman of Executive Board, Paribas
      Paribas                              (banking)
      3, rue d'Antin
      75002 Paris, France

*     Christian Manset                     Member of the Executive Board, Paribas
      Paribas
      3, rue d'Antin
      75002 Paris, France

*     Georges Rousseau                     Retired
      Le Hameau de Verguetot
      76430 Oudalle, France

*     Emilio Ybarra (2)                    Chairman, Banco Bilbao Vizcaya (banking)
      BBV
      Paseo de la Castillone, 81
      28046 Madrid, Spain

      Gerard de la Martiniere              Chief Executive Officer; Senior Executive Vice
                                           President and Chief Financial Officer of AXA

------------
*     Member, Conseil d'Administration
(1)   Citizen of Switzerland
(2)   Citizen of Spain

                                                                      Schedule K
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------
*   Claude Bebear                         Chairman; Chairman of the Executive Board,
    23, avenue Matignon                   AXA
    75008 Paris, France

*   Jean-Luc Bertozzi                     Executive Officer of AXA Assurances I.A.R.D.
    Tour AXA                              and AXA Assurances Vie
    1, place des Saisons
    92083 Paris La Defense, France

    Jean-Pierre Chaffin                   Chairman
    Representing ASSE Federation de la
      Metallurgie CFE-CGC
    5, rue la Bruyere
    75009 Paris, France

*   Gerard Coutelle                       Retired
    7, rue Gounot
    75007 Paris, France

*   Henri de Castries                     Senior Executive Vice President, Financial
    23, avenue Matignon                   Services and Life Insurance Activities in the
    75008 Paris, France                   United States, United Kingdom, Benelux,
                                          Northern and Eastern Europe

*   Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-
    Rhone-Poulenc                         Poulenc S.A. (industry)
    25, quai Paul Doumer
    92408 Courbevoie Cedex
    France

*   Henri Lachmann                        Vice President; Vice Chairman and Chief
    Schneider S.A.                        Executive Officer, Schneider S.A. (electrical
    64-70, Av. Jean-Baptiste Clement      equipment)
    92646 Boulogne, France

                                 Page 79 of 86


    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------

*   Francois Richer                       Retired
    82, Avenue de Wagram
    75017 Paris, France

    Georges Rousseau                      Retired
*   Lehameau de Verguetot
    76430 Oudalle, Frances

*   Claude Tendil                         Senior Executive Vice President of AXA;
    AXA                                   Chairman and Chief Executive Officer-French
    23, avenue Matignon                   Insurance activities, international risks,
    75008 Paris, France                   transborder insurance projects

*   Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
    ERSA                                  SCA (transportation)
    90, rue de Miromesnil
    75008 Paris, France

    Jean de Ribes                         Manager
    Fortuny Fortune Conseil
    5, avenue Percier
    75008 Paris, France

------------
*   Member, Conseil d'Administration

                                                                      Schedule L
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                          AXA ASSURANCES VIE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                   Present Principal Occupation
      ----------------------                   ----------------------------

*     Claude Bebear                            Chairman; Chairman of the Executive Board,
      23, avenue Matignon                      AXA
      75008 Paris, France

*     Jean-Luc Bertozzi                        Executive Officer of AXA Assurances I.A.R.D
      Tour AXA                                 and AXA Assurance Vie
      1, place des Saisons
      92083 Paris La Defense, France

*     Henri de Castries                        Senior Executive Vice President, Financial
      23, avenue Matignon                      Services and Life Insurance Activities in the
      75008 Paris, France                      United States, United Kingdom, Benelux,
                                               Northern and Eastern Europe

*     Henri de Clermont-Tonnerre               Chairman of the Supervisory Board, Qualis
      ERSA                                     SCA (transportation)
      90, rue de Miromesnil
      75008 Paris, France

*     Gerard Coutelle                          Retired

*     Jean-Rene Fourtou                        Chairman and Chief Executive Officer, Rhone-
      Rhone-Poulence S.A.                      Poulenc S.A. (industry)
      25, quai Paul Doumer
      92408 Courbevoie Cedex
      France

*     Henri Lachmann                           Vice Chairman; Vice Chairman and Chief
      64-70, Av Jean-Baptiste Clement          Executive Officer, Schneider S.A. (electrical
      92646 Boulogne Cedex, France             equipment)

*     Francois Richer                          Retired
      82, avenue de Wagram
      75017 Paris, France

                                 Page 81 of 86



      Name, Business Address                   Present Principal Occupation
      ----------------------                   ----------------------------

*     Georges Rousseau                         Retired
      Le Hameau de Verguetot
      76430 Oudalle, France

*     Claude Tendil                            Senior Executive Vice President of AXA;
      AXA                                      Chairman and Chief Executive Officer -
      23, avenue Matignon                      French Insurance activities, international risks,
      75008 Paris, France                      transborder insurance projects

*     Jean-Pierre Chaffin                      Chairman
      Representing ASSE Federation de la
      Metallurgie CFE-CGC
      5, rue La Bruyere
      75009 Paris, France

*     Jean de Ribes                            Manager
      Fortuny Fortune Conseil
      5 Avenue Percier
      75008 Paris, France

------------
*     Member, Conseil d'Administration

                                                                      Schedule M
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                   Present Principal Occupation
      ----------------------                   ----------------------------
*     Claude Bebear                            Chairman; Chairman of the Executive Board,
      23, avenue Matignon                      AXA
      75008 Paris, France

*     Francis Cordier                          Retired

*     Gerard Coutelle                          Retired
      7, rue Gounot
      75007 Paris, France

*     Henri de Castries                        Senior Executive Vice President, Financial
      AXA                                      Services and Insurance Activities in the United
      23, avenue Matignon                      States, United Kingdom, Benelux, Northern
      75008 Paris, France                      and Eastern Europe

*     Jean-Rene Fourtou                        Chairman and Chief Executive Officer, Rhone-
      Rhone-Poulenc S.A.                       Poulenc S.A. (industry)
      25, quai Paul Doumer
      92408 Courbevoie Cedex
      France

*     Patrice Garnier                          Retired
      Latreaumont
      76360 Baretin, France

*     Henri Lachmann                           Vice Chairman; Vice Chairman and Chief
      Schneider S.A.                           Executive Officer, Schneider S.A. (electrical
      64-70, Av. Jean-Baptiste Clement         equipment)
      92646 Boulogne Cedex, France

*     Jean de Ribes                            Manager
      Fortuny Fortune Conseil
      5 avenue Percier
      75008 Paris, France

                                 Page 83 of 86



      Name, Business Address                   Present Principal Occupation
      ----------------------                   ----------------------------

*     Georges Rousseau                         Retired
      Le Hameau de Verguetot
      76430 Oudalle, France

*     Claude Tendil                            Senior Executive Vice President; Chairman and
      Tour Assur 38F                           Chief Executive Officer-French Insurance
      92083 Paris La Defense, France           Activities, international risks, transborder
                                               insurance projects

*     Jean - Pierre Chappin                    Chairman
      Representing ASSE Federation de la
        Metallurgie CFE-CGC
      5, rue de La Bruyere
      75008 Paris, France

      Jacques Deparis                          Executive Officer of AXA Assurances I.A.R.D.
                                               and AXA collectives

*     Claude Tendil                            Senior Executive Vice President; Chairman and
      AXA                                      Chief Executive Officer - French Insurance
      23, avenue Matignon                      Activities, International risks, transborder
      75008 Paris, France                      insurance projects

------------
*     Member, Conseil d'Administration

                                                                      Schedule N
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                      AXA CONSEIL VIE ASSURANCE MUTUELLE(1)

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vue Assurance Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Conseil Vie Assurance Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------
*     Claude Bebear                         Chairman; Chairman of the Executive Board,
      AXA                                   AXA
      23, avenue Matignon
      75008 Paris, France

*     Bernard Cornille                      Retired

*     Henri de Castries                     Senior Executive Vice President, Financial
      AXA                                   Services and Life Insurance Activities in the
      23, avenue Matignon                   United States, United Kingdom, Benelux,
      75008 Paris, France                   Northern and Eastern Europe

*     Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
      ERSA                                  SCA (transportation)
      90 rue de Miromesnil
      75008 Paris, France

*     Fracis Cordier                        Retired

*     Jean de Ribes                         Manager
      Fortuny Fortune
      Conseil
      5 avenue Percier
      75008 Paris, France

*     Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-
      Rhone-Poulenc S.A.                    Poulenc S.A. (manufacturer of chemicals and
      25, Quai Paul Doumer                  agricultural products)
      92408 Courbevoie Cedex, France

*     Patrice Garnier                       Retired

-----------
(1) Formerly known as Alpha Assurances Vie Mutuelle

                                 Page 85 of 86


      Name, Business Address                Present Principal Occupation
      ----------------------                ----------------------------

*     Henri Lachmann                        Vice Chairman; Chairman and Chief Executive
      Schneider S.A.                        Officer, Schneider S.A. (electric equipment)
      64-70, Av. Jean-Baptiste Clement
      92646 Boulogne Cedex, France

*     Francois Richer                       Retired

*     Claude Tendil                         Senior Executive Vice President, AXA;
      AXA                                   Chairman and Chief Executive Officer, French
      23, avenue Matignon                   insurance activities, international risks,
      92083 Paris La Defense, France        transborder insurance projects

*     Francis Vaudour                       Retired

      Francois Pierson                      Executive Officer, AXA Conseil Vie and AXA
      AXA Conseil                           Conseil I.A.R.D.
      21, rue de Chateaudun
      75009 Paris, France

------------
*     Member, Conseil d'Administration


                                 Page 86 of 86